Exhibit 5.2

D: +1 212-225-2414 ngrabar@cgsh.com

March 26, 2020

BOFA SECURITIES, INC.
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC
RBC CAPITAL MARKETS, LLC

as Representatives of the several Underwriters c/o

BOFA SECURITIES, INC.
One Bryant Park
New York, New York 10036

c/o CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
New York, New York 10013

c/o J.P. MORGAN SECURITIES LLC
383 Madison Avenue
New York, New York 10179

c/o RBC CAPITAL MARKETS, LLC

200 Vesey Street, 8th Floor
New York, New York 10281

Ladies and Gentlemen:

We have acted as special counsel to Lowe’s Companies, Inc., a North Carolina corporation (the “Company”), in connection with the Company’s offering pursuant to a registration statement on Form S-3 (No. 333-226983) of $750,000,000 aggregate principal amount of its 4.000% Notes due 2025 (the “2025 Notes”), $1,250,000,000 aggregate principal amount of its 4.500% Notes due 2030 (the “2030 Notes”), $750,000,000 aggregate principal

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amount of its 5.000% Notes due 2040 (the “2040 Notes”) and, $750,000,000 aggregate principal amount of its 5.125% Notes due 2050 (the “2050 Notes”), and together with the 2025 Notes, the 2030 Notes and the 2040 Notes, the “Securities”) to be issued under an indenture dated as of December 1, 1995 (the “Base Indenture”) between the Company and U.S. Bank National Association, as successor trustee (the “Trustee”), as supplemented by the Sixteenth Supplemental Indenture dated as of March 26, 2020 (the “Supplemental Indenture” and the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”) between the Company and the Trustee. Such registration statement, as amended as of its most recent effective date (March 24, 2020), insofar as it relates to the Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)), including the documents incorporated by reference therein but excluding Exhibit 25.1, is herein called the “Registration Statement;” the related prospectus dated August 23, 2018, included in the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Base Prospectus;” the preliminary prospectus supplement dated March 24, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement;” and the related prospectus supplement dated March 24, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

This opinion letter is furnished to you pursuant to Section 5(b) of the underwriting agreement dated March 24, 2020 (the “Underwriting Agreement”) between the Company and the several underwriters named in Schedule A thereto (the “Underwriters”).

In arriving at the opinions expressed below, we have reviewed the following documents:

(a) an executed copy of the Underwriting Agreement; (b) the Registration Statement;

(c) the Pricing Prospectus and the document listed in Schedule I hereto; (d) the Final Prospectus;

(e) a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee;

(e) an executed copy of each of the Base Indenture and the Supplemental Indenture; and

(f) the documents delivered to you by the Company at the closing pursuant to the Underwriting Agreement.

 BofA Securities, Inc. et. al, p.3

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed (including, without limitation, the accuracy of the representations and warranties of the Company in the Underwriting Agreement).

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.        Each of the Base Indenture and the Supplemental Indenture has been duly executed and delivered by the Company under the law of the State of New York and the Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and is a valid, binding and enforceable agreement of the Company

2.       The Securities have been duly executed and delivered by the Company under the law of the State of New York and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

3.        The statements under the headings “Description of Our Debt Securities” and “Description of Notes” in the Pricing Prospectus, considered together with the document listed in Schedule I hereto, and the Final Prospectus, insofar as such statements purport to summarize certain provisions of the Securities and the Indenture provide a fair summary of such provisions.

4.        The statements under the heading “Taxation” in the Pricing Prospectus, considered together with the document listed in Schedule I hereto, and the Final Prospectus, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Securities.

5.       The Underwriting Agreement has been duly executed and delivered by the Company under the law of the State of New York.

6.       The issuance and sale of the Securities to the Underwriters pursuant to the Underwriting Agreement do not, and the performance by the Company of its obligations in the Underwriting Agreement, the Indenture and the Securities will not, (a) require any consent, approval, authorization, registration or qualification of or with any governmental authority of the United States or the State of New York that in our experience normally would be applicable to general business entities with respect to such issuance, sale or performance, except such as have been obtained or effected under the Securities Act and the Trust Indenture Act (but we express no opinion relating to any state securities or Blue Sky laws), or (b) result in a breach of any of the terms and provisions of, or constitute a default under, any of the agreements of the Company

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identified in Exhibit A hereto (but we express no opinion as to compliance with any financial or accounting test, or any limitation or restriction expressed as a dollar (or other currency) amount, ratio or percentage) or (c) result in a violation of any United States federal or New York State law or published rule or regulation that in our experience normally would be applicable to general business entities with respect to such issuance, sale or performance (but we express no opinion relating to the United States federal securities laws or any state securities or Blue Sky laws).

7.       No registration of the Company under the U.S. Investment Company Act of

1940, as amended, is required for the offer and sale of the Securities by the Company in the manner contemplated by the Underwriting Agreement and the Prospectus.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity. In rendering the opinion in numbered paragraph 6, we have assumed that to the extent any document referred to in clause (b) of numbered paragraph 6 is governed by the law of a jurisdiction other than those referred to in the following paragraph, such document would be interpreted in accordance with its plain meaning.

The foregoing opinions are limited to the federal law of the United States of

America and the law of the State of New York.

We are furnishing this opinion letter to you, as Representatives of the Underwriters, solely for the benefit of the Underwriters in their capacity as such in connection with the offering of the Securities. This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except that this opinion letter as to numbered paragraphs 1 and 2 may be relied upon by the Trustee in its capacity as such. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Nicolas Grabar
Nicolas Grabar, a Partner

 BofA Securities, Inc. et. al, p.5

Schedule I

Final Term Sheet, dated March 24, 2020 in the form filed with the Commission pursuant to Rule

433 under the Securities Act on March 24, 2020.